EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A POS, of our independent auditor’s report dated May 1, 2023, with respect to the audited balance sheets of Cub Crafters, Inc. as of December 31, 2022 and 2021 and the related statements of operations, changes in stockholders’ equity, cash flows and related notes to the financial statements for the years then ended.

Very truly yours,

/s/ McNamara and Associates, PLLC.

McNamara and Associates, PLLC.

Spokane, Washington

December 12, 2023